Exhibit 99.3

RECENT DEVELOPMENTS

Repayment of GMSL Facility

GMSL’s term loan with DVB Bank SE Nordic Branch (the ‘‘GMSL Facility’’) matured on January 23, 2017. We repaid the $3.0 million outstanding under such facility with cash on hand.